SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549

                          Form 8-K

                       CURRENT REPORT
  PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
                         ACT OF 1934

Date of Report (Date of earliest event reported) October 29, 2003



               KENNETH COLE PRODUCTIONS, INC.
    (Exact name of registrant as specified in its charter)

               Commission File Number  1-13082


            New York                           13-3131650
(State or other jurisdiction of             (I.R.S. Employer
 incorporation or organization)            Identification Number)

603 West 50th Street, New York, NY                10019
(Address of principal executive offices)        (Zip Code)

Registrant's telephone number, including area code (212) 265-1500


                       Not Applicable
(Former name or former address, if changed since last report)

Item 5.  Other Events.


      On October 29, 2003, Kenneth Cole Productions, Inc. (the "Company") (NYSE: KCP) issued a press release announcing the Company's third quarter ended September 30, 2003 results, which press release is attached hereto as
Exhibit 99.1 and incorporated herein by reference.


Item 7.  Financial Statements and Exhibits.

     (c) Exhibits:

          99.1 Press release dated October 29, 2003.

                         SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, there unto duly authorized.




                              Kenneth Cole Productions, Inc.
                              Registrant



Dated: October 29, 2003       By:/s/ STANLEY A. MAYER
                              Name: Stanley A. Mayer
                              Title: Executive Vice President and
                                     Chief Financial Officer

                        Exhibit Index

Exhibit No.                   Description

     99.1                Press Release date October 29, 2003

Company Contact:               Investor Relations Contact:
Stanley Mayer                  James R. Palczynski
Chief Financial Officer        Principal
Kenneth Cole Productions, Inc. Integrated Corporate Relations, Inc.
(212) 265-1500                 (203) 222-9013


  Kenneth Cole Productions Announces Third Quarter Results
Reports Year-Over-Year EPS increase of 48.5% to $0.49 versus $0.33
   Reports Record Quarterly Net Revenue of $132.1 million
  Company Authorizes Dividend Increase to $0.09 per Quarter
                         from $0.075

New York, New York, October 29, 2003 / PR Newswire - Kenneth Cole Productions, Inc. (NYSE:KCP) today reported financial results for the third quarter of fiscal 2003, ended September 30, 2003. Quarterly net revenue increased to a record $132.1 million versus the year-ago level of $123.5 million. Earnings per fully diluted share for the third quarter increased 48.5% to $0.49 versus $0.33 per fully diluted share in the third quarter of fiscal 2002, in line with the company's prior guidance and ahead of the current consensus expectation of $0.48.
     Chairman and Chief Executive Officer Kenneth Cole said, "We are pleased to report another good quarter. We have continued to execute on a variety of strategies to enhance the value and appeal of our brands, control our operating costs, and to improve the quality and turn of our inventory. The results of these programs are encouraging and we continue to believe we have opportunities to make further progress."
     Wholesale revenues for the third quarter increased 4.0% to $79.1 million versus $76.0 million in the same quarter last year, despite the company's ongoing resolution to restrict distribution of its handbag business to more exclusive customers. Third quarter consumer direct revenues of $42.1 million were up 7.1% versus the prior year's level of $39.3 million. Growth in consumer direct resulted from a comparable store sales increase of 2.2% as well as from contributions from new stores. Licensing revenue for the third quarter continued a strong pace of growth and was up 32.8% to $10.9 million versus the year-ago level of $8.2 million.
     Paul Blum, President, continued, "With a pick up in our comparable store sales trend, we are pleased with the direction of our consumer direct division. This trend, together with three new stores opening in the fourth quarter, should result in continued strong performance. Additionally, the terrific response to our licensed products, particularly our women's lines and the new men's fragrance, Black by Kenneth Cole, indicates the ongoing strength of our brands. While the wholesale environment continues to be challenging, our sell through rates continue to outperform and we are enthusiastic about our prospects for the Holiday season."
     Gross margin for the third quarter decreased slightly to 43.6% versus 43.9% in the third quarter of last year, in part due to the impact of a weaker dollar versus the Euro. The company noted that in the year-ago period, gross margin benefited from an $860,000 special gain related to audits of the company's licensees. Excluding this gain, on an apples-to-apples basis, gross margin increased by 40 basis points to 43.6% versus 43.2% in the third quarter of last year. SG&A margin for the quarter improved slightly to 31.7% versus 31.8% in the year-ago period.
     The company's third quarter operating income increased 50.1% to $15.8 million versus the year-ago level of $10.5 million, though much of the increase was related to a $4.4 million charge for asset impairment in the year-ago quarter. Excluding this charge as well as the special gain from the licensee audit, operating income increased by 11.9% on a comparable basis. Operating margin, again on a comparable basis, improved 50 basis points to 11.9% of sales versus 11.4% in the comparable period last year.
     As reported, earnings per fully-diluted share for the third quarter increased 48.5% to $0.49 versus $0.33 in the year-ago quarter. The cumulative effect of the non-recurring items discussed above was $0.11 in the year-ago period; excluding these items, earnings per share increased by 11.4%.
     The Company's consolidated inventories of $54.6 million on September 30, 2003 were approximately flat with the year-ago level of $54.3 million. Wholesale inventories rose 4.0% to $28.9 million and Consumer Direct inventories decreased 2.9% to $25.7 million.
     Kenneth Cole Productions, Inc. also today reiterated comfort with its prior guidance for the fourth quarter of 2003. The company continues to believe it is likely to report fourth quarter revenues and earnings per share of $120 to $124 million and $0.46 to $0.48, respectively.
     The company also announced today that its board of directors has approved a 20% increase in the company's quarterly dividend to $0.09 per common share from the prior level of $0.075. The quarterly dividend is payable on December 17, 2003 to shareholders of record as of November 25, 2003.
     Mr. Cole concluded, "We have successfully implemented a variety of strategies for product, marketing, and operations. One of these, our recent 20th anniversary initiative, has generated excitement around the brand and the business. As a result of these strategies our business trend and margins are good, our inventories are at
appropriate levels, and our brands are very healthy.    We
continue to focus on maintaining and building upon our momentum in all these endeavors and we are excited about our prospects both for the Holiday season and for next year."

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, and accessories under the brand names Kenneth Cole New York, Reaction Kenneth Cole, Unlisted, a Kenneth Cole Production, and Bongo. The company has also granted a wide variety of third party licenses for the production of men's and women's apparel, timepieces, eyewear, and several other accessory categories. The company's products are distributed through department stores, better specialty stores, and company-owned retail stores as well as direct to consumer catalogs and e-commerce. To learn more about Kenneth Cole Productions, Inc. (NYSE:KCP) please visit our website at www.kennethcole.com.

Forward Looking Statement Disclosure
The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the company's products, the ability to enter into new product license agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with vendors and other resources. The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

                    Kenneth Cole Productions, Inc.
                (In thousands, except per share amounts)
                                Quarter Ended            Nine Months Ended
                             9/30/03      9/30/02      9/30/03       9/30/02
Net sales                    $ 121,179   $ 115,325     $ 311,392   $ 295,860

Licensing revenue               10,887       8,195        27,726      19,821
                             ---------   ---------     ---------   ---------
Net revenue                  $ 132,066   $ 123,520     $ 339,118   $ 315,681
                             =========   =========     =========   =========
Gross profit                    57,624      54,221       149,197     144,078

Selling, general &              41,855      39,266       114,208     112,356
administrative

Asset Impairment                             4,446                     4,446
                             ---------   ---------     ---------   ---------
Operating income                15,769      10,509        34,989      27,276

Interest income                    158         266           650         863
                             ---------   ---------     ---------   ---------
Income before taxes             15,927      10,775        35,639      28,139

Income tax expense               5,893       3,987        13,186      10,412
                             ---------   ---------     ---------   ---------
Net income                   $  10,034   $   6,788     $  22,453   $  17,727
                             =========   =========     =========   =========
Net income per share: Basic  $     .51   $     .34     $    1.15   $     .90

Net income per share:Diluted $     .49   $     .33     $    1.10   $     .86

Average shares outstanding:
Basic                           19,627      19,690        19,558      19,667

Average shares outstanding:
Diluted                         20,475      20,665        20,389      20,636

Balance Sheet Data:                  9/30/03     12/31/02     9/30/02
Cash                               $  78,102   $  91,549   $  57,807
Receivables                           59,547      38,770      57,341
Inventory                             54,647      43,724      54,320
Total Assets                         265,585     240,317     231,371
Working Capital                      144,690     124,103     117,192
Accounts Payable                      39,718      33,634      39,027
Debt                                       0           0           0
Total Shareholders' Equity           185,313     164,902     155,469